Exhibit 11

Statements Re: Computation of Per Share Earnings

(Dollars in millions except share data)	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Numerator:
Net income—basic and diluted	$19	$156	$32	$251

Denominator:
Weighted-average common shares outstanding	162,538,330	162,668,815	162,847,543	162,788,805
Effect of stock based awards	547,644	506,867	617,224	462,823
Adjusted weighted-average shares	163,085,974	163,175,682	163,464,767	163,251,628

Earnings per share:
Basic	$0.12	$0.95	$0.20	$1.54
Diluted	0.12	0.95	0.20	1.53

Number of anti-dilutive stock based awards	8,589,954	9,586,532	7,790,372	9,662,270
Exercise price of anti-dilutive stock based awards	$26.58-45.26	$26.58-45.26	$26.58-45.26	$26.58-45.26

Certain stock-based compensation awards were not included in the computation of diluted earnings per share for the three- and nine-month periods ended September 30, 2011 and 2010, since inclusion of these awards would have anti-dilutive effects.

Cincinnati Financial Corporation Third-Quarter 2011 10-Q